UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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PURE CYCLE CORPORATION
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Dear Shareholders,

For many reasons 2020 is likely a year we all will want to forget. Yet through the COVID storm of uncertainty, disappointment, and loss; 2020 for Pure Cycle was nothing short of fantastic. Each year I get the opportunity to tell you about our great team and the great work they do for our customers, our community, and our shareholders. This challenging year is no exception as they once again distinguished themselves and helped Pure Cycle realize its most impressive financial year ever. We grew by every metric, perhaps with the exception of our share price which is disappointing given how well we executed across all our operating segments. I believe that metric too will soon reflect the value of our long lived assets and the income we continue to create for our shareholders.

Qualitatively, we added bench strength to our team with the addition of Mr. Kevin McNeill as CFO, as well as refreshing our board with new board members, and key positions in our accounting, operations, and construction support teams. Our head count remains lean at 33 as of today, but our new members are in key positions to assure we manage our growing operations. As I pen this letter we have closed on the sale of all our lots in Phase 1, we have approximately 230 homeowners, over 100 homes under construction, and are on pace to have all 506 homes in phase 1 built and occupied by the end of calendar 2021, nearly 2 years ahead of schedule.

Now that we have completed Phase I of our development at Sky Ranch, the quantitative metrics are astonishing and worthy of highlighting. We completed the initial phase within budget and as noted nearly 2 years ahead of schedule. While management teams are used to living within their budgets, land development is full of surprises, and it's not often new projects of this size deliver ahead of schedule and within budget. The charts to the right and below highlight the total revenues and costs of this 1st phase. This initial phase provided lot sale revenues of nearly $37 million and public improvement reimbursables of nearly $29 million (of which we have received $10.5M to date), which totals almost $66 million of revenue to be recognized in our land development segment. The overall construction costs for the initial phase came in at just under $36 million, which means the margin in our initial phase provided we receive the full reimbursables will be nearly $30 million or 45%.

Lot Sales
Reimbursable
Tap Fees
$13,700,000
$28,600,000
$36,700,000
$21,500,000
$48,065,000
$72,600,000
Filing 1 (F1) Total Revenues
Filing 2 (F2) Forecasted Revenues

F1 Total Costs
$35,807,000
F2 Forecasted Costs
$65,500,000
Roughly $70k/lot

In addition to the lot sales, developing Sky Ranch generated significant water and wastewater tap sales in our water utility segment, nearly $14 million (of which we have received $9 million from the start of the phase to 2020 year-end). To extend our water and wastewater services to Sky Ranch, we invested almost $12 million into water and wastewater assets that are serving both the first phase of 506 homes, but importantly were designed and built to provide services to an additional 1,500 connections beyond the initial filing. This means phase 2 of Sky Ranch will generate $21 million in tap fees, with no significant capital expense to expand capacity.

Starting a new project in a growing, but the unproven market is difficult, but we have been aided tremendously by the strong portfolio of home builders we partnered with at Sky Ranch. In our first two phases, we have an impressive lineup of six national homebuilders and one regional homebuilder that have built beautiful homes beginning in the mid $300,000's. Our second phase is slated to include nearly 900 lots, with a broader product offering and higher densities, adding more assessed value to the community, which translates into faster recovery of our public improvement reimbursables. We expect to break ground on phase 2 before the end of calendar 2020 and expect to begin delivering finished lots in late calendar 2021. Due to the tremendous success of the first phase, and the strong and continued growth of the local housing market, we have been able to increase our lot prices while keeping our per lot development costs relatively the same for the next phase. For comparative metrics, land development costs are projected at less than $66 million, with lot sale revenues projected at nearly $121 million (lot sales of $73 million and reimbursables of $48 million), and water and wastewater tap fees projected at more than $21 million. We will be connecting the second phase to the existing water and wastewater facilities, in which we expect to invest $2 million to ensure our high quality of service continues. Phase 2 will have densities and include areas with smaller lots, paired homes, and townhome products, broadening the potential buying demographic for this phase. Coupling our successful land development activities with our valuable water resources provides tremendous efficiencies and burgeoning value for our new master-planned communities and demonstrates the significant value of our long-lived assets and their ability to generate sustainable shareholder value.

School Site
40 Acres
Neighborhood A
Neighborhood B

Sky Ranch Filing 2 Model

Year over year we continue to post impressive results, and it might be helpful for those new and potential shareholders to get some history on how we got here. Pure Cycle has been around for decades and has quietly and systematically been accumulating a valuable and significant portfolio of resources. Colorado has long been recognized as a leader in protecting water as a property right, largely because we have relatively little of it. While many people think of Colorado as the Wild West, Denver has grown into an economically diversified employment center with a highly educated workforce and high quality of life. In other words, for us natives, the secret is out! Colorado is a great place to live! As people throughout the country and the world figure this out, Colorado and particularly the Denver metro area continue to grow rapidly. This growth puts pressure on the availability of land, which is further exacerbated by Denver's geographic constraints. The Denver metro area has similar limitations on land as do coastal cities, we can only grow in a 180-degree range as the Rocky Mountains prevent growth in the other direction.

Denver Skyline

These land constraints are further complicated by water constraints, as without water, land values are nearly impossible to monetize. The combination of limited water and limited land in a region that continues to be a leader in growth puts us in the unique position of holding two of the most valuable resources in Colorado – raw land and water! The question I get most often from investors is with all this asset value and your year over year margins "where is the disconnect on the share price?" One reason is GAAP – the US accounting rules. We have been accumulating our land and water resources for more than 30 years, long before others saw the value of these resources. As such the reported historical costs basis in our land and water are extremely low, which we cannot write up to their fair values due to accounting rules. This makes it difficult for the markets to understand the true value we have locked up in our assets and masks our improving year over year results.

To illustrate this for our readers, our land basis in the 931 acres at Sky Ranch is $3.5 million, and as evidenced by the past 18 months, we developed 151 acres and made a $30 million profit ($66M - $36M as detailed above). We have 780 acres of our most valuable land remaining, which is in the fastest growing area of Denver along the I-70 corridor. Our water rights assets have a basis of approximately $18 million, and as evidenced by the past 18 months, we will monetize approximately 1% (506 SFE's) of our 60,000 SFE capacity for $14 million in tap fees (this doesn't even include the ongoing service fees that never end). If you were to extrapolate those figures to our entire portfolio of land and water resources we currently control, ignoring potential future acquisitions and inflation, that would reflect a value of nearly $2.0 billion in land and water resources!

We have accumulated an extremely valuable portfolio of land and water resources that we have only begun to tap. While I believe the equity markets are highly efficient and the best in the world, they are not always so. We will continue our stewardship of these valuable resources, we will endeavor to continue to execute our business plans maximizing the value of these valuable resources, and we are certain the market will see and appreciate the value these resources possess for our owners and for the communities of Colorado.

I wish you all continued health and safety in these truly unique times.

Kind regards,

Mark W. Harding
President and CEO of Pure Cycle Corporation

Revenue by segment was also a record for Pure Cycle; this shows the value of our land and water - both of which we have only scratched the surface on developing.

25,000
20,000
15,000
10,000
5,000
0
$ in 000's
$2,164
$4,795
$11,956
$8,406
$18,934
$6,921
2016
2017
2018
2019
2020
Fiscal Year
W/WW Segment
Land Development

We continue to invest in Pure Cycle's future by investing further in infrastructure, to the tune of $27 million in the last five years.

FYE 2020
$55.1m
FYE 2019
$50.3m
FYE 2018
$36.7m
FYE 2017
$34.6m
FYE 2016
$28.3m

We kept dilution of shares relatively flat, while EPS grew to a record high of $0.28 per diluted share.

0.30
0.25
0.20
0.15
0.10
0.05
0
-0.05
-0.10
EPS
25M
24.4M
23.8M
23.1M
22.5M
21.9M
21.3M
20.6M
20M
# of Dilutive Shares
FYE 2016
FYE 2017
FYE 2018
FYE 2019
FYE 2020
Diluted Shares outstanding
EPS - Diluted

EBITDA is a non-GAAP financial measure, which we believe is a good measure of how we operate Pure Cycle. Our Net Income reconciled to our EBITDA is presented below. Both our 2020 Net Income and 2020 EBITDA are financial records for Pure Cycle (table and chart in '000s).

	FYE 2016	FYE 2017	FYE 2018	FYE 2019	FYE 2020
Earnings (Net income)	$(1,311)	$(1,711)	$415	$4,811	$6,750
Add back					
Interest expense	-	-	-	-	-
Tax (benefit) expense	-	-	(282)	(1,283)	2,169
Depreciation/depletion	420	734	903	1,281	1,723
EBITDA	$(890)	$(977)	$1,035	$4,809	$10,642

12,000
10,000
8,000
6,000
4,000
2,000
0
-2,000
-4,000
FYE 2016
FYE 2017
FYE 2018
FYE 2019
FYE 2020
Net Income
EBITDA

PURE CYCLE CORPORATION
34501 E. Quincy Avenue, Building 34
Watkins, CO 80137
(303) 292-3456

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on January 13, 2021
TO PURE CYCLE’S SHAREHOLDERS:
You are cordially invited to attend the annual meeting of shareholders of Pure Cycle Corporation. The meeting will be held at Pure Cycle’s corporate headquarters located at 34501 E. Quincy Avenue, Bldg. 34, Watkins, Colorado 80137, on January 13, 2021 at 2:00 p.m. Mountain Time. Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location and/or means of holding the meeting. If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials. The purposes of the meeting are to:
1.	Elect a board of seven directors to serve until the next annual meeting of shareholders, or until their successors have been duly elected and qualified;
2.	Ratify the appointment of Plante & Moran PLLC as our independent registered public accounting firm for the 2021 fiscal year;
3.	Approve, on an advisory basis, the compensation of our named executive officers;
4.	Transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
Only shareholders of record as of 5:00 p.m. Mountain Time on November 16, 2020, will be entitled to notice of or to vote at this meeting or any adjournment(s) or postponement(s) thereof.
Due to the COVID-19 pandemic, we are request that you RSVP if you plan to attend the Meeting in person so we may ensure we have adequate space to allow for proper social distancing to ensure the wellbeing of all that attend the Meeting. Please email us at info@purecyclewater.com with the number of planned in-person attendees no later than 5:00 p.m. Mountain Time on January 8, 2021 if you plan to attend in person.
Whether or not you plan to attend, please vote promptly by following the instructions on the Important Notice Regarding the Availability of Proxy Materials or, if you requested a printed set of proxy materials, by completing, signing and dating the enclosed proxy and returning it in the accompanying postage-paid envelope. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark W. Harding
Mark W. Harding, President
December 1, 2020

PURE CYCLE CORPORATION
34501 E. Quincy Avenue, Building 34
Watkins, CO 80137
(303) 292-3456
PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be held on January 13, 2021
This proxy statement is being made available to shareholders in connection with the solicitation of proxies by the board of directors of PURE CYCLE CORPORATION (“Pure Cycle,” “we,” or “our”) to be voted at our annual meeting of shareholders (the “Meeting”) to be held at our corporate headquarters located at 34501 E. Quincy Avenue, Bldg. 34, Watkins, Colorado 80137, on January 13, 2021, at 2:00 p.m. Mountain Time, or at any adjournment or postponement thereof. Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location and/or means of holding the meeting. If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials. We are incurring the cost of soliciting proxies, and our officers, directors, and other regular employees may, without additional compensation, solicit proxies personally or by other appropriate means.
On or about December 1, 2020, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, which contains instructions on how to access the proxy materials, including this proxy statement and our annual report, on the Internet, as well as instructions on how to request paper copies. In addition, shareholders may request proxy materials in printed form by writing our Corporate Secretary at the address set forth above.
If you would like to receive the Notice via email rather than regular mail in future years, please follow the instructions in the Notice. Choosing to receive future notices by email will help us reduce the costs and environmental impact of the Meeting. Voting in a timely manner will also reduce the need for us to solicit votes and reduce the costs associated with the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 13, 2021:
The proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, are available at http://www.proxyvote.com.
INFORMATION ABOUT THE MEETING
What is the purpose of the Meeting?
At the Meeting, shareholders are asked to act upon the matters outlined above in the Notice of Annual Meeting of Shareholders and as described in this proxy statement. The matters to be considered are (1) the election of directors, (2) the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending August 31, 2021, (3) the approval, on an advisory basis, of the compensation of our named executive officers, and (4) such other matters as may properly come before the Meeting. Executive officers will be available to respond to appropriate questions.
Who is entitled to vote and how many votes do I have?
If you were a shareholder of record as of 5:00 p.m. Mountain Time on November 16, 2020, you will be entitled to vote at the Meeting or any adjournments or postponements thereof. On November 16, 2020, there were 23,868,216 shares of our 1/3 of $.01 par value common stock (“common stock”) issued and outstanding. Each outstanding share of our common stock will be entitled to one vote on each matter acted upon. There is no cumulative voting.
How do I vote?
If your shares are held in an account at a bank, brokerage firm, or other nominee in “street name,” you need to submit voting instructions to your bank, brokerage firm, or other nominee in order to cast your vote. If you wish to vote in person at the Meeting, please RSVP to inform us that you will be attending in person as noted above, and you must obtain a valid proxy from the nominee that holds your shares. If you are the shareholder of record, you may vote your shares by following the instructions in the Notice mailed on or about December 1, 2020, or, if you have received a printed set of the proxy materials, you may vote your shares by completing, signing and dating the enclosed proxy card and then mailing it to our transfer agent in the pre-addressed envelope provided. You may also vote your shares by calling the transfer agent at the number listed on the proxy card or by attending the Meeting in person if you RSVP in advance as described above.
Can I change or revoke my vote?
A proxy may be revoked by a shareholder any time before it is voted at the Meeting by submission of another proxy bearing a later date, by attending the Meeting and voting in person, or if you are a shareholder of record, by written notice of revocation to our Corporate Secretary.
Will my shares held in street name be voted if I do not provide my proxy?
If you hold your shares through a bank, broker, or other nominee, your shares must be voted by the nominee. If you do not provide voting instructions, under the rules of the securities exchanges, the nominee’s discretionary authority to vote your shares is limited to “routine” matters. Proposals 1 and 3 are not considered routine matters for this purpose, so if you do not provide your proxy, your shares will not be voted at the Meeting with respect to these proposals. In this case, your shares will be treated as “broker non-votes” and will not be counted for purposes of determining the vote on these proposals.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has discretionary authority to vote on at least one matter at the meeting but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.
What is a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum at the Meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum is present at the Meeting.
How many votes are required to approve the proposals?
•
Election of Directors – The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees; however, a “withheld” vote or a broker non-vote (defined above) will have no effect on the outcome of the election.

•
Ratification of auditors, advisory vote on executive compensation, and other matters – The number of votes cast in favor of the proposal at the Meeting must exceed the number of votes cast against the proposal for the approval of Proposals 2, 3 and other matters. For Proposals 2, 3 and any other business matters to be voted on, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.” Abstentions and broker non-votes will not be counted as votes for or against a proposal and, therefore, have no effect on the vote. Because your vote on executive compensation is advisory, it will not be binding on the board of directors or us. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If no specification is made, then the shares will be voted “FOR” the election as directors of the persons nominated by the board of directors, “FOR” Proposal 2 and “FOR” Proposal 3, and otherwise in accordance with the recommendations of the board of directors.
Does Pure Cycle expect there to be any additional matters presented at the Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, Mark W. Harding and Kevin B. McNeill, have the discretion to vote your shares on any additional matter properly presented for a vote at the Meeting. If for any unforeseen reason any of the director nominees are not available for election at the date of the Meeting, the named proxy holders will vote your shares for such other candidates as may be nominated by the board.
When will the results of the voting being announced?
We will announce preliminary results at the Meeting and will publish final results in a current report on Form 8-K to be filed within four business days of the date of the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS
Voting Securities and Principal Holders Thereof
The following table sets forth information as of November 16, 2020, as to the beneficial ownership of shares of our common stock by (i) each person (or group of affiliated persons) known to us to own beneficially 5% or more of the common stock, (ii) each of our director’s and each nominee for director, (iii) each executive officer, and (iv) all directors and executive officers as a group. All information is based on information filed by such persons with the SEC and other information provided to us by such persons. Except as otherwise indicated, we believe each of the beneficial owners listed has sole investment and voting power with respect to such shares. On November 16, 2020, there were 23,868,216 shares of common stock outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of November 16, 2020, are included as outstanding and beneficially owned for that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Mark W. Harding**	947,244(1)	3.93%
Kevin B. McNeill**	6,502	*
Harrison H. Augur**	166,208(2)	*
Patrick J. Beirne**	31,500(3)	*
Arthur G. Epker III**	60,000(4)	*
Richard L. Guido**	60,000(5)	*
Peter C. Howell**	56,691(6)	*
Jeffrey G. Sheets**	2,000	*
All officers and directors as a group (8 persons)	1,330,145(7)	5.47%
Daniel R. Kozlowski / Plaisance Capital LLC / Plaisance SPV I, LLC 250 Fillmore Street, Suite 525, Denver, CO 80206	3,948,787(8)	16.54%
Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	2,451,421(9)	10.27%
Frederick A. Fendel III**	—	—%
*	Less than 1%
**	Address is our corporate address: 34501 E. Quincy Avenue, Bldg. 34, Watkins, CO 80137
(1)
Includes 250,001 shares purchasable by Mr. Harding under options exercisable within 60 days. Includes 210,000 shares of common stock held by SMA Investments, LLLP, a limited liability limited partnership controlled by Mr. Harding.

(2)
Includes 39,000 shares purchasable by Mr. Augur under options exercisable within 60 days. Includes 10,000 shares of common stock held by Patience Partners, LLC, a limited liability company in which a foundation controlled by Mr. Augur is a 60% member and Mr. Augur is a 20% managing member. Includes 46,111 shares of common stock held in a margin account owned by Auginco, a Colorado general partnership, which is owned 50% by Mr. Augur and 50% by his wife.

(3)	Includes 29,500 shares purchasable by Mr. Beirne under options exercisable within 60 days.
(4)	Includes 45,500 shares purchasable by Mr. Epker under options exercisable within 60 days.
(5)	Includes 50,500 shares purchasable by Mr. Guido under options exercisable within 60 days.
(6)	Includes 39,000 shares purchasable by Mr. Howell under options exercisable within 60 days.
(7)	Includes the following shares:
a.	210,000 shares held by SMA Investments, LLLP as described in number 1 above,
b.	453,501 shares purchasable by directors and officers under options exercisable within 60 days, and
c.	10,000 shares of common stock held by Patience Partners, LLC, and 46,111 shares of common stock held by Auginco, as described in number 2 above.
(8)
Includes 2,738,778 shares owned directly by Plaisance SPV I, LLC (“PSPV”), and 1,210,009 shares owned by certain other private funds managed by Plaisance Capital, LLC (“PCL”). PCL, as the investment manager of PSPV and the other funds, and Daniel R. Kozlowski, as managing member of PCL, may be considered the beneficial owner of the shares owned by PSPV and the other funds. Each of PCL and Mr. Kozlowski disclaim beneficial ownership of the securities except to the extent of their pecuniary interest, if any, therein.

(9)	This disclosure is based on a Schedule 13G filed by The Vanguard Group on June 10, 2020. The number of shares over which The Vanguard Group has voting and dispositive power is as follows:
a.	sole voting power – 0
b.	shared voting power – 35,375
c.	sole dispositive power – 2,409,548
d.	shared dispositive power – 41,873.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of August 31, 2020. All securities outstanding represent options to purchase common stock.
Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans:
Approved by security holders	661,500	$7.23	1,088,500
Not approved by security holders	—	—	—
Total	661,500	$7.23	1,088,500
DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
The following table sets forth the name, age and title of each nominee standing for election to the board of directors and each of our executive officers.
Name	Age	Position
Mark W. Harding	57	Director, President and CEO*
Kevin B. McNeill	49	Vice President and CFO
Patrick J. Beirne	57	Director*
Arthur G. Epker III	58	Director*
Frederick A. Fendel III	65	*
Peter C. Howell	71	Director*
Daniel R. Kozlowski	49	*
Jeffrey G. Sheets	66	Director*
*	Director nominee
Directors are elected for one-year terms which expire at the annual meeting of shareholders or when their successors are duly elected and qualified. Our executive officers are elected by the board of directors, typically annually, and serve at the discretion of the board of directors. Set forth below are the names of the director nominees and executive officers, all positions and offices held by each such persons, the period during which each has served as such, and the principal occupations and employment of and public company directorships held by such persons during at least the last five years. With respect to nominees, additional information is included regarding the skills, knowledge and experience with respect to each nominee that has led the board of directors to conclude that each such nominee should be elected or re-elected as a director.
Director Nominees
Mark W. Harding. Mr. Harding joined us in April 1990 as Corporate Secretary and Chief Financial Officer. He was appointed as our President in April 2001, Chief Executive Officer (“CEO”) in April 2005, and a member of the board of directors in February 2004. Mr. Harding stepped down as CFO in April 2020, when we hired Mr. McNeill as Vice President and CFO. Mr. Harding brings a background in investment banking and public finance, having worked from 1988 to 1990 for Price Waterhouse’s management consulting services where he assisted clients in public finance and other investment banking related services. Mr. Harding is the President and a board member of the Rangeview Metropolitan District, Sky Ranch Metropolitan District Nos. 1, 3, 4 and 5, and the Sky Ranch Community Authority Board and Vice President of the South Metro WISE Authority. Mr. Harding also serves on the board of directors of Hawaiian Macadamia Nut Orchards, L.P., which until June 2018 was a publicly traded limited partnership. Mr. Harding earned a B.S. Degree in Computer Science and a Master of Business Administration in Finance from the University of Denver. In determining Mr. Harding’s qualifications to be on the board of directors, the board of directors considered, among other things, Mr. Harding’s extensive experience with Pure Cycle and his service on a number of advisory boards relating to water and wastewater issues in the Denver region as well as municipal boards, school boards, and chamber of commerce boards.

Patrick J. Beirne. Mr. Beirne was appointed to the board in January 2016. Since April 2015, Mr. Beirne has been the Chairman and CEO of Nelson Pipeline Constructors LLC (“Nelson Pipeline”), a private company 50% owned by Mr. Beirne. Nelson Pipeline is an underground utility contractor specializing in the construction of underground sanitary sewer, water and storm water pipelines. Prior to working at Nelson Pipeline, Mr. Beirne worked at Pulte Group, Inc. for 29 years in various management roles, where he gained extensive experience in the home building industry. In his last position with Pulte Group, Inc., from January 2008 to September 2014, he served as Central Area President, where he helped create the strategy for the firm’s long-term vision and oversaw operations in 10 states. Mr. Beirne also serves on the following two private company boards: Ox Engineered Products, Inc., a manufacturer of building materials based in Northville, Michigan, where he serves on the audit and compensation committees, and DPIS Engineering, LLC, an engineering service provider to residential builders across the country based in Houston, Texas. Mr. Beirne earned a B.S. degree from Michigan State University, is a Licensed General Contractor (Florida), and is active in many community and charitable organizations. In determining Mr. Beirne’s qualifications to serve on the board of directors, the board has considered, among other things, his extensive experience and expertise in the home building industry and in construction of water and sewer pipelines.
Arthur G. Epker III. Mr. Epker was appointed to the board in August 2007. Mr. Epker served as a Vice President of PAR Capital Management, Inc., the investment advisor to PAR Investment Partners, L.P., from 1992 through 2018 and as a director of PAR Capital Management, Inc., from 2007 through 2018. In that capacity, Mr. Epker managed a portion of the assets of PAR Investment Partners, L.P., a private investment fund and a holder of Pure Cycle common stock. Mr. Epker received his undergraduate degree in computer science and economics with highest distinction from the University of Michigan and received a Master of Business Administration from Harvard Business School. In determining Mr. Epker’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and investment management.
Fredrick A. Fendel III. Mr. Fendel is a director nominee. Mr. Fendel was an associate and then a partner at the Denver, Colorado law firm of Petrock Fendel Poznanovic, P.C. from 1980 through December 31, 2020. He is retiring from the firm at the end of 2020. He has served as water law counsel to us and the Rangeview Metropolitan District from 2002 through retirement. In addition, he has represented many local governments, water utilities, special districts, developers, corporations, ditch companies, farmers and ranchers in water rights litigation; land and water acquisitions; development, zoning and subdivision approvals; real estate transactions and disputes; easement and right-of-way matters; water quality regulatory matters; and monitoring and supporting or opposing state legislation and rule-making. Mr. Fendel received a Bachelor of Arts degree from the University of Colorado and a Juris Doctor degree from the University of Michigan Law School. In determining Mr. Fendel’s qualifications to serve on the board of directors, the board has considered, among other things, his extensive experience and expertise in Colorado water law and special district law, particularly with respect to the water rights we own or control.
Peter C. Howell. Mr. Howell was appointed to fill a vacancy on the board in February 2005. From 1997 to 2017, Mr. Howell served as an officer, director or advisor to various business enterprises in the area of acquisitions, marketing and financial reporting. From August 1994 to August 1997, Mr. Howell served as the Chairman and Chief Executive Officer of Signature Brands USA, Inc. (formerly known as Health-O-Meter), and from 1989 to 1994 Mr. Howell served as Chief Executive Officer and a director of Mr. Coffee, Inc. Mr. Howell is a member of the board of directors of Great Lakes Cheese, Inc., a privately held company. Mr. Howell served as a member of the board of directors of Libbey Inc. (NYSE: LBY) for over 20 years before resigning in 2016. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young). Mr. Howell received a Master of Arts degree in Economics from Cambridge University. In determining Mr. Howell’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and financial reporting qualifying him as an audit committee financial expert as well as his general business expertise.
Daniel R. Kozlowski. Mr. Kozlowski is a director nominee and the founder and managing member of Plaisance Capital, LLC, which serves as the general partner of the Plaisance Midway Fund LP, the Plaisance Fund LP and Plaisance SPV I, LLC, a holder of Pure Cycle common stock. Mr. Kozlowski founded Plaisance Capital, LLC in 2017. From 2000 until founding Plaisance Capital, LLC, Mr. Kozlowski worked at Janus Capital Corporation (now part of Janus Henderson Group PLC). While at Janus, Mr. Kozlowski was the sole portfolio manager of Janus Capital’s Opportunistic Alpha strategies, including the $4 billion Janus Contrarian Fund. Mr. Kozlowski also managed a long-short equity account in addition to long-only strategies. Mr. Kozlowski earned a Bachelor of

Business Administration from the University of Miami and a Master of Business Administration from the University of Chicago’s Booth School of Business. In determining Mr. Kozlowski’s qualifications to serve on the board of directors, the board of directors considered, among other things, his extensive experience in finance and investment management.
Jeffrey G. Sheets. Mr. Sheets was appointed to the board in January 2020. Since 1991, Mr. Sheets has been Vice President of Koelbel and Company, a private Colorado commercial and residential development company. In addition, Mr. Sheets serves as a board member on a number of special districts in Colorado. Mr. Sheets received his undergraduate degree from Westmont College in Santa Barbara and his master’s degree from the University of Denver. In determining Mr. Sheets’ qualifications to serve on the board of directors, the board of directors considered, among other things, his extensive knowledge of real estate development in Colorado, including his experience with master planning and entitlements for both residential and commercial projects, land acquisitions, property assessments, and special districts.
Executive Officer (Non-Director)
Kevin B. McNeill. Mr. McNeill joined us in April 2020 and was appointed Vice President and Chief Financial Officer on April 10, 2020. Mr. McNeill has more than 24 years of accounting and finance experience. From July 2018 through March 2020, Mr. McNeill was the VP, Chief Financial Officer and Chief Compliance Officer of TCG Group Holdings, LLP, a privately held wealth management company in Austin, Texas. From May 2012 to July 2018, Mr. McNeill was the Controller for First Western Financial, Inc., where he played an integral role in the successful completion of First Western’s initial public offering. Mr. McNeill began his career with Ernst and Young in Denver in the Audit and Advisory Business Services group. After being promoted to Audit Manager, Mr. McNeill transitioned to corporate accounting and served in various positions, including serving as our Controller from 2004 through May 2012. Mr. McNeill is a member of the AICPA, COCPA, CFO Leadership Counsel, Financial Executives International, and a number of municipal boards. Mr. McNeill obtained his Bachelor of Science in accountancy and Master of Accountancy from the University of Denver and is a licensed Certified Public Accountant.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our board of directors has chosen to separate the positions of CEO and Chairperson of the Board. Keeping these positions separate allows our CEO to focus on developing and implementing our business plans and supervising our day-to-day operations. It allows our Chairperson to lead the board of directors in its oversight and advisory roles. Because of the many responsibilities of the board of directors and the significant time and effort required by each of the Chairperson and the CEO to perform their respective duties, we believe having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances our prospects for success. The board of directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.
Board Risk and Oversight
Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our executive officers are responsible for the day-to-day management of the material risks we face. In its oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. At least annually, the board of directors holds a strategic planning session with management to discuss our strategies, key challenges, risks and opportunities. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk. Additionally, the board of directors regularly receives updates from management regarding certain risks we face, including various operating risks. Management attends meetings of the board of directors and its committees on a regular basis, and as is otherwise needed, and is available to address any questions or concerns raised by the board on risk management and any other matters.
The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees our Corporate Governance Guidelines and governance-related risks, such as board independence, as well as management and director succession planning. The Compensation Committee oversees risks related to compensation policies and practices and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.
Board Membership and Director Independence
Director Independence – At least a majority of the members of the board and all members of the board’s Audit, Compensation, and Nominating Committees must be independent in accordance with the listing standards of The NASDAQ Stock Market (“NASDAQ”). The board has determined that six of the seven current members, Messrs. Augur, Beirne, Epker, Guido, Howell, and Sheets are independent pursuant to the NASDAQ standards. The Board has also determined that director nominees, Messrs. Fendel and Kozlowski are independent pursuant to the NASDAQ standards.
Family Relationships of Directors and Officers – None of the current directors, officers, or nominees for director is related to any other director, officer, or nominee for director.
Board Meetings Held – The board of directors and each of the standing committees described below meet throughout the fiscal year on a set schedule. They also hold special meetings and act by written consent from time to time as appropriate. Our independent directors meet regularly in executive sessions without management present. Generally, the executive sessions of independent directors are held in conjunction with each regularly scheduled board meeting.
During the fiscal year ended August 31, 2020, the board of directors held four (4) meetings. All board members attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which the director served during the periods that the director served on the board and committees, as applicable. All our board members are expected to attend the Meeting. All our board members attended the 2020 annual meeting of shareholders.

Committees
The Board has three standing committees: the Audit Committee, Compensation Committee, and Nominating Committee. Committee members and chairpersons are appointed by the board of directors following each annual meeting of shareholders. Each of the committees regularly reports on its activities and actions to the full board of directors.
Membership in the standing committees for fiscal 2020 is set forth below:
Fiscal 2020 Committee Membership
Director	Audit Committee	Compensation Committee	Nominating Committee
H. Augur(1)	X	X(2)	X(2)
P. Beirne	X(2)	X(2)	—
A. Epker	—	Chair	X
R. Guido(1)	X(2)	X(2)	Chair
M. Harding	—	—	—
P. Howell	Chair	—	—
J. Sheets	—	X(2)	X(2)
(1)	Messrs. Augur and Guido are not nominees for re-election in 2021.
(2)	Indicates service on a committee for a portion of the fiscal year. Committee assignments were revised on January 15, 2020, when Mr. Sheets was elected to the board of directors.
Audit Committee – The current members of the Audit Committee are Mr. Howell (Chair) and Messrs. Augur and Beirne. The board of directors has determined that all the members of the Audit Committee are “independent” within the meaning of the listing standards of NASDAQ and the SEC rules governing audit committees. In addition, the board has determined that Mr. Howell meets the SEC criteria of an “audit committee financial expert” by reason of his understanding of Accounting Principles Generally Accepted in the United States of America (“GAAP”) and the application of GAAP, his education, his experiences as an auditor and chief financial officer, and his understanding of financial statements. See Mr. Howell’s biography under “DIRECTOR NOMINEES AND EXECUTIVE OFFICERS” for additional information. The functions to be performed by the Audit Committee include the appointment, retention, compensation, and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors. The Audit Committee Charter is available on our website at www.purecyclewater.com. The Audit Committee held seven (7) meetings during the fiscal year ended August 31, 2020.
Compensation Committee – The current members of the Compensation Committee are Mr. Epker (Chair) and Messrs. Beirne and Sheets. The board of directors determined that all members of the Compensation Committee were “independent” within the meaning of the listing standards of NASDAQ. The functions to be performed by the Compensation Committee include establishing the compensation of officers, evaluating the performance of officers and key employees, and administering employee incentive compensation plans. The Compensation Committee typically meets with the executive officers to obtain information about employee performance and compensation recommendations. It also has the authority to engage outside advisors to assist the committee with its functions. The Compensation Committee has the power to delegate authority to the CEO or a subcommittee to make certain determinations with respect to compensation for employees who are not executive officers. Our Compensation Committee Charter is available on our website at www.purecyclewater.com. The Compensation Committee held three (3) meetings during the fiscal year ended August 31, 2020.
Nominating and Corporate Governance Committee – The current members of the Nominating Committee are Messrs. Guido (Chair), Epker and Sheets. The board of directors determined that all members of the Nominating Committee were “independent” within the meaning of the listing standards of NASDAQ. The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the board and to make recommendations to the board with respect to director compensation. In addition, the Nominating Committee is responsible for establishing our Corporate Governance Guidelines and evaluating the board and its processes. In selecting nominees for the board, the Nominating Committee evaluates each individual in the context of the board as a whole to recommend a group that can best perpetuate the success of the business and best represents the interests of our shareholders. The Nominating Committee assesses the board’s ability to exercise sound judgement through diversity of experience. In accordance with the Nominating Committee Charter, the factors considered by the Nominating Committee include, but are not limited to, business experience in the industries in which we operate, financial expertise, independence from us, experience with publicly traded companies, experience with relevant regulatory matters in which we are involved, and a reputation for integrity and professionalism, and diversity of expertise. Although we do not have a formal diversity policy at this time, the Nominating Committee and the board consider various diversity factors including age, gender, race, ethnicity, nationality, and country of origin as part of their overall assessment of the board’s functions and needs. Nominees must be at least 21 years of age and less than 75 on the date of the annual meeting of shareholders unless the Nominating Committee waives such requirements. Identification of prospective board members is done by a combination of methods, including word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to us. Director nominee, Mr. Fendel, was known to the members of the Nominating Committee and the board due to his provision of legal services to us and has been discussed as a potential nominee for the past several years. Director nominee, Mr. Kozlowski, is the managing member of Plaisance Capital, LLC, the investment manager of various private funds that collectively own over 16% of our outstanding common stock. Mr. Kozlowski approached the board of directors regarding his desire to be considered for nomination to the board of directors. The Nominating Committee Charter is available on our website at www.purecyclewater.com. The Nominating Committee held three (3) meetings during the fiscal year ended August 31, 2020.
The Nominating Committee will consider nominations for director made by shareholders of record entitled to vote. In order to make a nomination for election at the January 2022 annual meeting, a shareholder must provide notice, along with supporting information (discussed below) regarding such nominee, to our Corporate Secretary by August 3, 2021, but not before June 4, 2021, in accordance with our bylaws. The Nominating Committee evaluates nominees recommended by shareholders utilizing the same criteria it uses for other nominees. Each shareholder recommendation should be accompanied by the following:
•
The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our common stock but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next annual meeting of shareholders;

•
The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our common stock, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•
A statement signed by the candidate that he or she is aware of and consents to being recommended to the Nominating Committee and will provide such information as the Nominating Committee may request for its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;
•
Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, or other persons with any special interest regarding any transactions between the candidate and Pure Cycle; and

•
Any information in addition to the above about the candidate that would be required to be included in our proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, which is available on our website at www.purecyclewater.com.
Shareholder Communications with the Board
The board of directors has adopted a policy for shareholders to send communications to the board. The policy is available on our website at www.purecyclewater.com. Shareholders wishing to send communications to the board may contact the Chairperson of the board at our principal place of business or by email to chairman@purecyclewater.com. All such communications shall be shared with the members of the board, or if applicable, a specified committee or director.
Director Compensation
Directors who are also our employees receive no fees for board service. Currently, Mr. Harding is the only director who is also an employee. Each non-employee director receives a payment of $12,000 for each full year in which they serves as a director, with an additional payment of $3,500 for serving as chairperson of a committee, $1,000 for each committee on which the director serves as a member but not as chairperson, and $1,000 for serving as chairperson of the board. Each director receives $1,000 for attendance at each board meeting and, if committee meetings are held separately from board meetings, each director receives $1,000 for attendance at such committee meetings.
The following table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2020 for their board services:
Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
H. Augur(2)	22,000	24,900	46,900
P. Beirne(3)	20,000	24,900	44,900
A. Epker(4)	20,500	24,900	45,400
R. Guido(5)	21,500	24,900	46,400
P. Howell(6)	23,500	24,900	48,400
J. Sheets(7)	16,000	24,900	40,900
(1)
In addition to cash compensation, pursuant to the Pure Cycle Corporation 2014 Equity Incentive Plan effective as of April 12, 2014 (the “2014 Plan”), non-employee directors may receive equity-based awards at the discretion of the board. The board’s discretion includes the discretion to adopt one or more formulas for the determination of non-employee director awards as well as the discretion to determine the terms of such awards. On January 15, 2020, at the recommendation of the Nominating Committee, the board adopted a formula under the 2014 Plan that provides for an award of 2,000 unrestricted shares of our common stock to each non-employee director upon election or re-election to the board. This stock award formula replaced the prior formulas that were adopted in January 2015 and 2016, respectively, providing for (1) an option grant to each non-employee director to purchase 6,500 shares of our common stock at each annual meeting of shareholders at which the non-employee director was re-elected to the board, which vested on the date of the next annual meeting of shareholders or the first anniversary of the date of grant, whichever was earlier, and (2) an option grant to each non-employee director to purchase 10,000 shares of common stock upon initial election or appointment to the board, which vested one-half on each of the first two anniversary dates of the grant. The amounts in this column represent the aggregate grant date fair value of stock awards granted during the year ended August 31, 2020. For more information about how we value and account for share-based compensation see Note 8 – Shareholders’ Equity to our audited consolidated financial statements for the year ended August 31, 2020, which are included in our 2020 Annual Report on Form 10-K. There are no outstanding unvested stock awards.

(2)
The $22,000 earned by Mr. Augur is comprised of $12,000 for serving on the board, $1,000 for being chairperson of the board, $1,000 for serving on one committee, and $10,000 for attendance at board and committee meetings. As of August 31, 2020, Mr. Augur had options outstanding to purchase 45,500 shares of common stock.

(3)
The $20,000 earned by Mr. Beirne is comprised of $12,000 for serving on the board, $2,000 for serving on two committees, and $6,000 for attendance at board and committee meetings. As of August 31, 2020, Mr. Beirne had options outstanding to purchase 29,500 shares of common stock.

(4)
The $20,500 earned by Mr. Epker is comprised of $12,000 for serving on the board, $3,500 for serving as chairperson of the Compensation Committee, $1,000 for serving on one additional committee, and $4,000 for attendance at board and committee meetings. As of August 31, 2020, Mr. Epker had options outstanding to purchase 45,500 shares of common stock.

(5)
The $21,500 earned by Mr. Guido is comprised of $12,000 for serving on the board, $3,500 for serving as chairperson of the Nominating Committee, and $6,000 for attendance at board and committee meetings. As of August 31, 2020, Mr. Guido had options outstanding to purchase 50,500 shares of common stock.

(6)
The $23,500 earned by Mr. Howell is comprised of $12,000 for serving on the board, $3,500 for serving as chairperson of the Audit Committee, and $8,000 for attendance at board and committee meetings. As of August 31, 2020, Mr. Howell had options outstanding to purchase 50,500 shares of common stock.

(7)
The $16,000 earned by Mr. Sheets is comprised of $12,000 for serving on the board, $2,000 for serving on two committees of the board, and $2,000 for attendance at board and committee meetings. Mr. Sheets does not have any outstanding stock awards that have not been issued or options.

EXECUTIVE COMPENSATION
Named Executive Officers
The Company’s named executive officers are Mark W. Harding, our President, CEO, and Principal Executive Officer, and Kevin B. McNeill, our Vice President, Chief Financial Officer (“CFO”), and Principal Accounting Officer.
Executive Compensation Discussion
Compensation Philosophy
Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee reviews the performance and compensation level for each executive officer and makes recommendations to the board of directors for final approval. The Compensation Committee also determines equity grants under the 2014 Plan, if any. The CEO may provide information to the Compensation Committee regarding his compensation and that of the CFO; however, the Compensation Committee makes the final determination on the executive compensation recommendation to the board. Final compensation determinations are generally made in September following the end of our fiscal year. The following outlines the philosophy and objectives of our compensation plan.
The objectives of our compensation plan are to correlate executive compensation with our business objectives and overall performance and to enable us to attract, retain and reward executive officers who contribute to our long-term growth and success. The compensation plan is designed to create a mutuality of interest between executives and shareholders through equity ownership programs and to focus each executive’s attention on overall corporate objectives, in addition to the executive’s personal objectives.
The goal of the Compensation Committee is to provide a compensation package that is competitive with compensation practices of companies with which we compete, provides variable compensation that is linked to achievement of our operational performance goals, and aligns the interests of the executive officers and employees with those of our shareholders. Additionally, the Compensation Committee’s goal is to design a compensation package that falls within the mid-range of the packages provided to executives of similarly sized corporations in like industries.
Generally, the executive officers receive a base salary and an opportunity to earn a cash bonus based on attainment of predetermined objectives at the discretion of the Compensation Committee. Long-term equity incentives are also considered. The mixture of cash and non-cash compensation items is designed to provide each executive with a competitive total compensation package while not using an excessive amount of our capital or overly diluting the equity positions of our shareholders. Generally, our executive officers do not receive any perquisites or personal benefits. Our executive officers are eligible for the same benefits available to all our employees. Currently, this includes participation in a tax-qualified 401(k) plan, which includes an employer match, and health and dental plans.
Compensation Consultants
The Compensation Committee charter authorizes the Compensation Committee to engage compensation consultants and other advisors to assist it with its duties. No compensation consultants were engaged by either management or the Compensation Committee during fiscal 2020.
Shareholder Feedback and Say-On-Pay Results
The Compensation Committee considers the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of our executive officers and our executive compensation program. At the 2020 annual meeting of shareholders, approximately 99% of the votes cast were for approval of the “say-on-pay” proposal. The Compensation Committee believes the results conveyed support for continuing with the philosophy, strategy, and objectives of our executive compensation program.
Compensation Components
The current compensation program for our executive officers consists of the following components:
Base Salary – Base salary is intended to provide our executive officers with basic non-variable compensation that is competitive considering each officer’s responsibilities, experience and performance, and our financial resources.

Incentive Bonus – The Compensation Committee’s goal in granting incentive bonuses is to tie a portion of each executive officer’s compensation to our operating performance and to the officer’s individual contributions to that performance.
Long-Term Equity Incentives – The goal of long-term equity incentive compensation is to align the interests of the executive officers with our shareholders and to provide the officers with a long-term incentive to manage from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options and other equity-based awards directly motivate an executive to maximize long-term shareholder value. The philosophy of the Compensation Committee in administering our 2014 Plan is to tie the number of stock options and shares of stock awarded to each employee to our performance and to the individual employee’s contribution to our performance.
Compensation of the Company’s Executive Officers
In making base salary recommendations for the executive officers, the Compensation Committee exercises its discretion and judgment primarily based upon individual performance and competitive considerations. In formulating recommendations for bonus compensation and long-term equity incentives for each executive officer, the Compensation Committee considers a number of factors, including, among other things, (i) the efforts of the individual in pursuing projects to achieve our long-term goals, and (ii) the progress made by us and the individual in achieving the objectives established by the Compensation Committee for the fiscal year (as discussed below).
In September 2019, the Compensation Committee recommended, and the board approved, a performance plan for fiscal 2020, which was comprised of financial and nonfinancial objectives, both short-term and long-term in nature, including objectives related to expansion of the senior management team, development of financial analytics, development of our master planned community known as Sky Ranch, improvement of monthly financial reporting, management of the budget, and successful management of a municipal bond offering. The plan also included strategic objectives, the disclosure of which we believe would cause competitive harm.
In September 2020, the Compensation Committee reviewed our operating results for fiscal 2020 and evaluated our success in achieving the performance plan objectives. The Compensation Committee determined that a salary increase, cash bonus and stock options were warranted for the CEO after considering, among other things, Mr. Harding’s success in leading our progress on Phase 1 of the Sky Ranch development, in particular delivering and closing 238 lots (which when coupled with the lots previously sold equals 483 of the initial 506 lots contracted for in the first phase of the Sky Ranch development) and substantially completing the remaining lots for delivery in the first quarter of fiscal 2021, all ahead of schedule; our performance relative to budget; the successful completion of the municipal bond offering by the Sky Ranch Community Development Board (the “Sky Ranch CAB”), enabling us to receive $10.5 million as partial reimbursement for expenses we advanced to the Sky Ranch CAB for the construction of public improvements; the expansion and development of the senior management team; and development of improved financial reporting and analytics. The Compensation Committee recommended awarding, and the board authorized awarding, Mr. Harding a salary increase from $450,000 to $500,000 for fiscal 2021, a discretionary bonus of $500,000 in fiscal 2020, and an option to purchase 30,000 shares of common stock.
After consideration, no changes to the CFO’s base salary and no equity awards were recommended or approved with respect to the CFO because Mr. McNeill had just joined us in April 2020. However, the Compensation Committee did recommend awarding, and the board authorized awarding, a modest discretionary bonus of $10,000 in fiscal 2020 in recognition of Mr. McNeill’s contributions in 2020, in particular with respect to implementation of new financial software and improvements to our internal control over financial reporting.
401(k) Profit Sharing Plan
We sponsor the Pure Cycle Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”), a defined contribution retirement plan for the benefit of our employees. In fiscal 2020, we implemented an employer match to the 401(k) Plan. We contribute 1.5%, up to a maximum contribution of $2,500, per annum, if an employee contributes 3.0% or more of the employee’s covered compensation to the 401(k) Plan. Our contributions vest based on years of service - first anniversary 25%, second anniversary 50%, third anniversary 75% and the fourth anniversary 100%. In addition, we pay the annual administrative fees of the 401(k) Plan. The 401(k) Plan is open to all employees, including the executive officers, age 18 or older, who have been employees for at least three months. Participating employees may contribute between 1.0% and 90.0% of their covered compensation for the plan year, subject to annual Internal Revenue Service limits. Once eligible to participate in the 401(k) Plan, new employees are automatically enrolled at a 3.0% contribution level.

Stock Ownership Requirements for Executive Officers
While we have not established stock ownership guidelines for our executive officers, at August 31, 2020, the Company’s CEO owned stock with a market value of approximately fifteen times his base salary, which the Compensation Committee believes appropriately aligns the interests of the CEO with those of our shareholders.
Hedging Policy
We have policies which prohibit directors, officers and employees from engaging in short sales of our securities, buying or selling put or call options of our securities, buying financial instruments designed to hedge or offset any decrease in the market value of our securities, or engaging in frequent trading (for example, daily or weekly) to take advantage of fluctuations in share price.
Employment and Severance Agreements
We offered Mr. McNeill employment as our VP/CFO pursuant to an offer letter dated January 23, 2020, which was agreed to by Mr. McNeill. Pursuant to the offer letter, Mr. McNeill’s starting annual salary is $225,000, he is entitled to participate in other employee benefit plans, including the 401(k) Plan, in the same manner as other employees, and he is entitled to reimbursement of up to $12,500 for verified relocation expenses. His employment is “at will” and bonuses and equity incentive awards are at the discretion of the board of directors.
Other than the offer letter, we do not have any written employment, change of control, severance or other similar agreement with our executive officers.
Executive Compensation Tables
Summary Compensation Table
Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Mark W. Harding	2020	450,000	500,000	118,000(4)	2,500	1,070,500
President and CEO	2019	425,000	350,000	208,000(5)	—	983,000

Kevin B. McNeill	2020	$91,600	10,000	—	15,000	116,600
Vice President and CFO
(1)	Mr. Harding was our CFO through April 10, 2020. Mr. McNeill joined us as Vice President in April 2020 and became CFO on April 10, 2020.
(2)
The amounts in this column represent the weighted-average grant date fair value of stock options awarded in fiscal 2021 and 2020 (for performance in fiscal 2020 and 2019, respectively). See Note 8 – Shareholders’ Equity to our audited consolidated financial statements for the year ended August 31, 2020, which are included in our 2020 Annual Report on Form 10-K, for a description of the assumptions used to value option awards and the manner in which we recognize the related stock-based compensation expense.

(3)
With respect to Mr. Harding, the total consists of our matching contribution to the 401(k) Plan. With respect to Mr. McNeill, the total includes a $2,500 matching contribution to the 401(k) Plan and $12,500 of reimbursed relocation expenses.

(4)
The option award was granted and approved on September 23, 2020, with an exercise price equal to $9.00, which was the closing market price of our common stock on the date of grant. The option award vests in three equal installments on each of the first, second and third anniversary dates of the grant and will expire ten years from date of grant.

(5)
The option award was granted and approved on September 27, 2019, with an exercise price equal to $10.35, which was the closing market price of our common stock on the date of grant. The option award vests in three equal installments on each of the first, second and third anniversary dates of the grant and will expire ten years from date of grant.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes certain information regarding outstanding option awards held by our CEO at August 31, 2020. Due to the short-term nature of his employment in 2020, our CFO does not have any outstanding option awards. There are no other types of equity awards outstanding.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Mark W. Harding	100,000	—	$5.88	8/14/2023
Mark W. Harding	50,000	—	$5.61	10/12/2026
Mark W. Harding	33,334	16,666(1)	$7.60	9/27/2027
Mark W. Harding	16,667	33,333(2)	$11.15	9/26/2028
Mark W. Harding	—	50,000(3)	$10.35	9/27/2029
(1)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 27, 2017.
(2)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 26, 2018.
(3)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 27, 2019.

REPORT OF THE AUDIT COMMITTEE1
The Audit Committee of the board of directors is comprised of independent directors and operates under a written charter adopted by the board of directors. The Audit Committee Charter is reassessed and updated as needed in accordance with applicable rules of the SEC and NASDAQ.
The Audit Committee serves in an oversight capacity. Management is responsible for our internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain our independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited consolidated financial statements prior to issuance.
The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended August 31, 2020, with our independent auditors, Plante & Moran PLLC (“Plante Moran”), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited consolidated financial statements prior to issuance. The Audit Committee discussed with Plante Moran the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Plante Moran required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed Plante Moran’s independence with Plante Moran.
Based on the foregoing, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Form 10-K for the fiscal year ended August 31, 2020.
/s/ Peter C. Howell (Chairperson)
/s/ Harrison H. Augur
/s/ Patrick J. Beirne
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
It is our policy as set forth in our Code of Business Conduct and Ethics that actual or apparent conflicts of interest are to be avoided if possible and must be disclosed to the board of directors. Pursuant to the Code of Business Conduct and Ethics and the Audit Committee Charter, any transaction involving a related party must be reviewed and approved or disapproved by the Audit Committee. Additionally, the Audit Committee Charter requires the Audit Committee to review any transaction involving us and a related party at least once a year or upon any significant change in the transaction or relationship. The Code also provides non-exclusive examples of conduct which would involve a potential conflict of interest and requires any material transaction involving a potential conflict of interest to be approved in advance by the board. If a waiver from the Code of Business Conduct and Ethics is granted to an executive officer or director, the nature of the waiver will be disclosed on our website at www.purecyclewater.com, in a press release, or on a current report on Form 8-K.
We annually require each of our directors, director nominees, and executive officers to complete a directors’ and officers’ questionnaire that solicits information about related party transactions. Our board of directors and outside legal counsel review all transactions and relationships disclosed in the directors’ and officers’ questionnaire, and the board makes a formal determination regarding each director’s independence. If a director is determined to be no longer independent, such director, if he or she serves on any of the Audit Committee, the Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the board of directors will determine the appropriate response.
1
This report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, irrespective of any general incorporation language in any such filing, except to the extent we specifically reference this report.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our board of directors currently has seven members. The board of directors nominates the following persons currently serving on the board for re-election to the board: Mark W. Harding, Patrick J. Beirne, Arthur G. Epker III, Peter C. Howell, and Jeffrey G. Sheets. The board of directors also nominates Frederick A. Fendel III and Daniel R. Kozlowski.
The principal occupation and other information about each of the nominees for election to the board of directors, including the period during which each has served as a director, can be found beginning on page 4.
The proxy cannot be voted for more than the seven nominees named. Directors are elected for one-year terms or until the next annual meeting of the shareholders and until their successors are elected and qualified. All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, one or more nominees is not available for election, the proxy holders named in the proxy card intend to vote for such other person or persons as the board of directors may nominate unless the board chooses to reduce the number of directors serving on the board.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Action is to be taken by the shareholders at the Meeting with respect to the ratification and approval of the selection by the Audit Committee of our board of directors of Plante & Moran PLLC (“Plante Moran”) to be our independent registered public accounting firm for the fiscal year ending August 31, 2021. In the event of a negative vote on such ratification, the Audit Committee of the board of directors will reconsider its selection. A representative of Plante Moran is expected to be present at the Meeting. The Plante Moran representative will have the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.
The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, Plante Moran is required to confirm that the provision of such services does not impair the auditors’ independence. Before selecting Plante Moran, the Audit Committee carefully considered that firm’s qualifications as our independent registered public accounting firm. This included a review of its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Plante Moran in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving Plante Moran and any proceedings by the SEC against the firm.
Plante Moran has no direct or indirect financial interest in us and does not have any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither Pure Cycle, nor any officer, director nor associate of ours, has any interest in Plante Moran.
Fees –The following table sets forth the aggregate fees we were billed by Plante Moran for the fiscal years ended August 31, 2020 and 2019, all of which were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.
	For the Fiscal Years Ended
	August 31, 2020	August 31, 2019
Audit Fees(1)	$101,500	$110,000
Audit-Related Fees	$—	$—
Tax Fees(2)	$9,500	$6,500
All Other Fees	$—	$—
Total	$111,000	$116,500
(1)
Includes fees for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, regardless of when the fees were billed or paid or when the related services were rendered.

(2)	The tax fees consist entirely of fees for the preparation of the federal and state corporate tax returns.
Pre-Approval Policy – The Audit Committee has established a pre-approval policy in its charter. In accordance with the policy, the Audit Committee pre-approves all audit, non-audit and internal control related services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
The following proposal provides our shareholders with the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
We urge shareholders to read the “EXECUTIVE COMPENSATION” section beginning on page 11 of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 13 of this proxy statement, which provide detailed information on the compensation of our named executive officers. Our compensation programs are designed to support our business goals and promote our short- and long-term profitable growth.
We are asking shareholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Pure Cycle’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the disclosure under the heading “EXECUTIVE COMPENSATION” and in the compensation tables and accompanying narrative discussion in Pure Cycle’s Definitive Proxy Statement.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on us or our board of directors. The say-on-pay proposal is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although this proposal is non-binding, the board of directors will carefully review and consider the voting results when making future decisions regarding our executive compensation programs. Based on the advisory vote of the shareholders at the annual meeting of shareholders held in January 2020, the board of directors determined that it would conduct an advisory vote on executive compensation on an annual basis. Notwithstanding the foregoing, the board of directors may decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ACTION TO BE TAKEN UNDER THE PROXY
The proxy will be voted “FOR” the individuals nominated by the board and “FOR” approval of Proposals 2 and 3, unless the proxy is marked in such a manner as to withhold authority to so vote. The proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof. We know of no other matters, other than the matters set forth above, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.
OTHER INFORMATION
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Pure Cycle’s common stock and other equity securities. Based solely on our review of copies of the reports filed with the SEC and written representations from such reporting persons, we believe that during the fiscal year ended August 31, 2020, all officers, directors and shareholders owning more than 10% of our common stock filed the reports required by Section 16(a) on a timely basis, except that Mr. Harding inadvertently filed a Form 4 one day late with respect to a grant of a non-statutory option to purchase 50,000 shares of our common stock that he received on September 27, 2019.
Shareholder Proposals
Shareholder proposals for inclusion in the proxy statement for the annual meeting of shareholders in 2022 must be received at our principal executive offices by August3, 2021, but not before June 4, 2021. For more information refer to our bylaws which were filed as Appendix C to the Proxy Statement on Schedule 14A filed with the SEC on December 14, 2007. We are not required to include proposals received outside of these dates in the proxy materials for the annual meeting of shareholders in 2022, and any such proposals shall be considered untimely. The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals.
Delivery of Materials to Shareholders with Shared Addresses
We utilize a procedure approved by the SEC called “householding,” which reduces our printing and postage costs. Shareholders who have the same address and last name will receive one copy of the Important Notice Regarding the Availability of Proxy Materials or one set of printed proxy materials unless one or more of these shareholders has provided contrary instructions.
If you wish to receive a separate copy of the proxy statement, the Notice, or our Annual Report on Form 10-K, or if you are receiving multiple copies and would like to receive a single copy, please contact our transfer agent at 1-877-830-4932, or write to or call our Corporate Secretary at the address or phone number set forth above. If your shares are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.
Availability of Annual Report and Other Documents
Our Annual Report on Form 10-K is available, free of charge, at our website, www.purecyclewater.com, or at the SEC’s website, www.sec.gov. In addition, we will furnish a copy of our Form 10-K to any shareholder free of charge and a copy of any exhibit to the Form 10-K upon payment of our reasonable expenses incurred in furnishing such exhibit(s). You may request a copy of the Form 10-K or any exhibit thereto by writing our Corporate Secretary at Pure Cycle Corporation, 34501 E. Quincy Avenue, Bldg. 34, Watkins, CO 80137, or by sending an email to info@purecyclewater.com. We also make available on our website copies of the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, our Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Shareholder Communications Policy and Corporate Governance Guidelines. Our website and the information contained on or connected to our website are not incorporated by reference herein and our web address is included as an inactive textual reference only.

PURE CYCLE CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D26683-P46531 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PURE CYCLE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark W. Harding
02) Patrick J. Beirne
03) Arthur G. Epker III
04) Frederick A. Fendel III
05) Peter C. Howell
06) Daniel R. Kozlowski
07) Jeffrey G. Sheets

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of appointment of Plante & Moran PLLC as the independent registered public accounting firm for the fiscal year ending August 31, 2021.	☐	☐	☐
3. Approval, on an advisory basis, of compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D26684-P46531

PURE CYCLE CORPORATION
Annual Meeting of Shareholders
January 13, 2021 2:00 PM
This proxy is solicited by the Board of Directors

Mark W. Harding and Kevin B. McNeill, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Pure Cycle Corporation to be held on January 13, 2021 at 2:00 PM Mountain Standard Time at the offices of Pure Cycle Corporation, 34501 E. Quincy Avenue, Bldg. 34, Watkins, CO 80137, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no instructions are specified, this proxy will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other matters properly come before the meeting, this proxy will be voted by the above named proxies in their discretion.

Continued and to be signed on reverse side